MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS

A Special Meeting of Shareholders of the Fund, a series of Fort Pitt Capital Funds (the “Trust”) was held on August 29, 2008 at the offices of Fort Pitt Capital Group, Inc.  As of June 27, 2008, the record date, there were 2,859,088 shares outstanding.  Of these, 2,478,610 or 86.7%, were represented at the meeting in person or by proxy.

The purpose of the meeting was to consider and act upon the following proposal:

1.)           To elect a Board of Trustees for the Trust, to consist of the following five individuals:

(1)	Bradley J. Franc
(2)	Donald F. Smith, Jr.
(3)	Robert J. Dickson
(4)	Douglas W. Kreps, CFA
(5)	Robert V. Pellegrini, MD

The tabulation of the shareholder votes rendered the following results (in shares):

		For	Withhold/Abstain

Proposal 1.
(1)	Bradley J. Franc	2,457,081	21,529
(2)	Donald F. Smith, Jr.	2,460,533	18,077
(3)	Robert J. Dickson	2,460,533	18,077
(4)	Douglas W. Kreps, CFA	2,460,533	18,077
(5)	Robert V. Pellegrini, MD	2,460,533	18,077

Accordingly, the proposal was approved by the Fund’s shareholders.